EXHIBIT 99.3(a)

Distribution Agreement between PM Group Life Insurance Company and Pacific Mutual Distributors, Inc. ("PMD")

                                                                           DRAFT

                             DISTRIBUTION AGREEMENT

AGREEMENT made this ____ day of ____________, 199__, by and between PM Group Life Insurance Company [Pacific Life & Annuity Company], an Arizona Corporation, ("PM Group") ["PLA"] on its own behalf and on behalf of the segregated asset accounts of PM Group [PLA] listed on Exhibit A to this Agreement (the "Separate Accounts"), and Pacific Mutual Distributors, Inc., a California corporation, ("PMD").

WHEREAS, PM Group [PLA] has established and maintains the Separate Accounts, a separate investment account, for the purpose of selling variable life contracts ("Contracts") to commence after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission on form S-6, or any successor form thereto, pursuant to the Securities Act of 1933, as amended (the "1933 Act"), through PMD, acting as general agent of PM Group [PLA];

WHEREAS, the Separate Accounts are registered as a unit investment trust under the Investment Company Act of 1940 ("the 1940 Act");

WHEREAS, PMD is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

WHEREAS, PM Group [PLA] desires to retain PMD as the Distributor and Principal Underwriter to provide for the sale and distribution to the public of the Contracts issued by PM Group [PLA] and funded by interests in the General Account of PM Group [PLA] and in the Separate Accounts and PMD is willing to render such services;

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.   Principal Underwriter.  PM Group [PLA] hereby appoints PMD, during the term
     ---------------------
     of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the Securities Exchange Act, to be the Distributor and Principal Underwriter for the sale of Contracts to the public in each state and other jurisdictions in which the Contracts may be lawfully sold. PM Group [PLA] also appoints PMD as its independent General Agent for sale of its Contracts (including any riders which PM Group [PLA] may make available in connection therewith or any contracts for which the Contracts may be exchanged or converted) and for sale of such other insurance contracts or annuity contracts as PM Group [PLA] may, from time to time, authorize in writing by amendment thereto. PMD shall offer the Contracts for sale and distribution at premium rates set by PM Group [PLA].

2.   Selling Agreements.  PMD is hereby authorized to enter into separate
     ------------------
     written agreements, on such terms and conditions as PMD determines are not inconsistent with this Agreement, with such organizations which agree to participate as a general agent and/or broker-dealer in the distribution of the Contracts and to use their best efforts to solicit applications for

     Contracts. Any such broker-dealer (hereinafter "Broker") shall be both registered as a broker-dealer under the Securities Exchange Act and a member of the NASD. PMD shall be responsible for ensuring that Broker and its agents or representatives and general agent and its sub-agents soliciting applications for Contracts shall be duly and appropriately licensed, registered and otherwise qualified for the sale of the Contracts (and the riders and other contracts offered in connection therewith) under the insurance laws and any applicable blue sky laws of each state or other jurisdiction in which such policies may be lawfully sold and in which PM Group [PLA] is licensed to sell such Contracts. PM Group [PLA] shall undertake to appoint Broker's qualified agents or representatives and general agent's sub-agents as life insurance agents of PM Group [PLA], provided that PM Group [PLA] reserves the right to refuse to appoint any proposed representative, agent, or sub-agent or once appointed, to terminate such appointment. PMD shall be responsible for ensuring that Broker and general agent supervise its agents, representatives, or sub-agents.

     PMD is also authorized to enter into separate written agreements, on such terms and conditions as PMD determines are not inconsistent with this Agreement, with such organizations ("wholesalers") that agree to participate in the distribution of the Contracts and to use their best efforts to solicit Brokers and general agents that, in turn, will solicit applications of the Contracts.

3.   Life Insurance Agents.  PM Group [PLA] shall be responsible for ensuring
     ---------------------
     that Broker and its agents or representatives and general agent and its sub-agents meet all qualifications and hold any licenses or authorizations that may be required for the solicitation or sale of the Contracts under the insurance laws of the applicable jurisdictions.

4.   Suitability.  PM Group [PLA] desires to ensure that Contracts will be sold
     -----------
     to purchasers for whom the Contract will be suitable. PMD shall take reasonable steps to ensure that the various representatives of Broker and sub-agents of general agents shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a representative or sub-agent after reasonable inquiry of such applicant concerning the applicant's other security holdings, insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contracts and will keep the Policy in force for a sufficient period of time so that PM Group's [PLA's] acquisition costs are amortized over a reasonable period of time.

5.   Conformity with Registration Statement and Approved Sales Materials.  In
     -------------------------------------------------------------------
     performing its duties as Distributor, PMD will act in conformity with the Prospectus and with the instructions and directions of PM Group [PLA], the requirements of the 1933 Act, the 1940 Act, the Securities Exchange Act, and all other applicable federal and state laws and regulations. PMD shall not give any information nor make any representations, concerning any aspect of the Contract or of PM Group's [PLA's] operations to any persons or entity unless such information or representations are contained in the Registration Statement and the pertinent prospectus filed with the Securities and Exchange Commission, or are contained in sales or promotional literature approved by PM Group [PLA]. PMD will not use and will take reasonable steps to ensure Broker will not use any sales promotion material and advertising which has not been previously approved by PM Group [PLA].

6.   Expenses.  During the term of this Agreement, PMD will bear all of its
     --------
     expenses in complying with this Agreement, including the following expenses:

     (a) costs of sales presentations, mailings, sales promotion materials, advertising, and any other marketing efforts by PMD in connection with the distribution or sale of the Contracts; and

     (b) any compensation paid to employees of PMD and to wholesalers, Brokers and general agents in connection with the distribution or sale of the Contracts.

     Notwithstanding any other provision of this Agreement, it is understood and agreed that PM Group [PLA] shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and for marketing the Contract, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by PMD.

7.   Applications.  Completed applications for Contracts solicited by such
     ------------
     Broker through its agents or representatives or by general agent through its sub-agents shall be transmitted directly to PM Group [PLA]. All payments under the Contracts shall be made by check to PM Group [PLA] or by other method acceptable to PM Group [PLA], and if received by PMD, shall be held at all times in a fiduciary capacity and remitted promptly to PM Group [PLA]. All such payments will be the property of PM Group [PLA]. PM Group [PLA] has the sole authority to approve or reject such applications or payments and maintains ultimate responsibility for underwriting. Anything in this Agreement to the contrary notwithstanding, PM Group [PLA] retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of PM Group [PLA].

8.   Standard of Care.  PMD shall be responsible for exercising reasonable care
     ----------------
     in carrying out the provisions of this Agreement.

9.   Reports.  PMD shall be responsible for maintaining the records of Broker
     -------
     and general agent and their agents, representatives or sub-agents who are licensed, registered and otherwise qualified to sell the Contracts; calculating and furnishing the fees payable to Brokers or general agents; and for furnishing periodic reports to PM Group [PLA] as to the sale of Contracts made pursuant to this Agreement.

10.  Records.  PMD shall maintain and preserve such records as are required of
     -------
     it by applicable laws and regulations. The books, accounts and records of PM Group [PLA], the Separate Accounts and PMD shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to support the reasonableness of the amounts to be paid by PM Group [PLA] hereunder.

11.  Compensation.  For the services rendered and product development in the
     ------------
     initial sales efforts and continuing obligations under this Agreement, PM Group [PLA] shall pay PMD in the amounts set forth in Schedule A, which schedule is incorporated herein. PM Group [PLA] shall arrange for the payment of commissions, through PMD, to those Brokers and general agents that sell Contracts under agreements entered into pursuant to Section 2, hereof, and to wholesalers that solicit brokers and general agents to sell Contracts under agreements entered into pursuant to Section 2, hereof, in amounts as may be agreed to by PM Group [PLA] and PMD specified in such written agreements.

12.  Investigation and proceedings.  PMD and PM Group [PLA] agree to cooperate
     -----------------------------
     fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. PMD further agrees to furnish regulatory authorities with any information or reports in connection with such services which may be requested in order to ascertain whether the operations of PM Group [PLA] and the Separate Accounts are being conducted in a manner consistent with applicable laws and regulations. PMD and PM Group [PLA] further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to PM Group [PLA], PMD, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:

     (a) PMD will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by PM Group [PLA] with respect to PMD or any agent, representative, or sub-agent of a Broker or general agent or which may affect PM Group's [PLA's] issuance of any Contract sold under this Agreement; and

     (b) PMD will promptly notify PM Group [PLA] of any customer complaint or notice of any regulatory investigation or proceeding received by PMD or its affiliates with respect to PMD or any agent, representative, or sub-agent of a Broker or general agent in connection with any Contract distributed under this Agreement or any activity in connection with any such Contract.

     In the case of a meritorious customer complaint, PMD and PM Group [PLA] will cooperate in investigating such complaint and any response will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

13.  Indemnification.  PM Group [PLA] hereby agrees to indemnify and hold
     ---------------
     harmless PMD and its officers and directors, and employees for any expenses (including legal expenses), losses, claims, damages, or liabilities incurred by reason of any untrue or alleged untrue statement or representation of a material fact or any omission or alleged omission to state a material fact required to be stated to make other statements not misleading, if made in reliance on any prospectus, registration statement, post-effective amendment thereof, or sales materials supplied or approved by PM Group [PLA] or the Separate Accounts. PM Group [PLA] shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage, or claim. However, in no case shall PM Group [PLA] be required to indemnify for any expenses, losses, claims, damages, or liabilities which have resulted from the willful misfeasance, bad faith, negligence, misconduct, or wrongful act of PMD.

     PMD hereby agrees to indemnify and hold harmless PM Group [PLA], its officers, directors, and employees, and the Separate Accounts for any expenses, losses, claims, damages, or liabilities arising out of or based upon any of the following in connection with the offer or sale of the contracts: 1) except for such statements made in reliance on any prospectus, registration statement or sales material supplied or approved by PM Group [PLA] or the Separate Accounts, any untrue or alleged untrue statement of representation made; 2) any failure to deliver a currently effective prospectus; 3) the use of any unauthorized sales literature by any officer, employee, agent, or sub-agent of PMD, Broker or general agent; or 4) any willful misfeasance, bad faith, negligence, misconduct or wrongful act. PMD shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage, or claim.

     Promptly after receipt by a party entitled to indemnification ("indemnified party") of notice of the commencement of any action, if a claim for indemnification in respect thereof is to be made against PM Group [PLA] or PMD ("indemnifying party") such indemnified party will notify indemnifying party in writing of the commencement thereof, but failure to notify the indemnifying party of any claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of this agreement contained in this Section 13. The indemnifying party will be entitled to participate in the defense of the indemnified party and such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses incurred by such indemnified party in defending himself.

14.  Agent of PM Group [PLA] or Separate Accounts.  Any person, even though also
     --------------------------------------------
     an officer, director, employee, or agent of PMD, who may be or become an officer, director, employee, or agent of PM Group [PLA] or the Separate Accounts shall be deemed when rendering services to PM Group [PLA] or the Separate Accounts or acting in any business of PM Group [PLA] or the Separate Accounts, to be rendering such services to or acting solely for PM Group [PLA] or the Separate Accounts and not as an officer, director, employee, or agent or one under the control or direction of PMD even thought paid by PMD. Likewise, any person even though also an officer, director, employee, or agent of PM Group [PLA] or the Separate Accounts, who may be or become an officer, director, employee, or agent of PMD shall be deemed, when rendering services to PMD or acting in any business of PMD, to be rendering such services to or acting solely for PMD and not as an officer, director, employee, or agent or one under the control or direction of PM Group [PLA] or the Separate Accounts even though paid by PM Group [PLA] or the Separate Accounts.

15.  Books and Records.  It is expressly understood and agreed that all
     -----------------
     documents, reports, records, books, files and other materials relating to this Agreement and the services to be performed hereunder shall be the sole property of PM Group [PLA] and the Separate Accounts and that such property shall be held by PMD as agent, during the effective term of this Agreement. This material shall be delivered to PM Group [PLA] upon the termination of this Agreement free from any claim or retention of rights by PMD. During the term of this Agreement and for a period of three years from the date of termination of this Agreement, PMD will not disclose or use any records or information and will regard and preserve as confidential all information related to the business of PM Group [PLA] or the Separate Accounts that may be obtained by PMD from any source as a result of this Agreement and will disclose such information only if PM Group [PLA] or the Separate Accounts has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities. PMD further acknowledges and agrees that, in the event of a breach or threatened breach by it of the provisions of this article, PM Group [PLA] will have no adequate remedy in moneys or damages and, accordingly, PM Group [PLA] shall be entitled in its discretion to seek an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedy in the event of a breach of a provision of this Agreement.

16.  Employees.  PMD will not employ, except with the prior written approval of
     ---------
     the Commissioner of Insurance of the state of Arizona, in any material connection with the handling of the Separate Accounts' assets any person who, to the knowledge of PMD:

     (a) in the last 10 years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or

     (b) within the last 10 years has been found by any state regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

     (c) within the last 10 years has been found by any federal or state regulatory authorities to have violated or have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

17.  Termination.  This Agreement shall terminate automatically upon its
     -----------
     assignment without the prior written consent of both parties. This Agreement may be terminated at any time, for any reason, by either party on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in Sections 12 and 13 hereof.

18.  Regulations.  This Agreement shall be subject to the provisions of the 1940
     -----------
     Act and the Securities Exchange Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, and applicable state insurance law and other applicable law, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

19.  Independent Contractor.  PMD shall act as an independent contractor and
     ----------------------
     nothing herein contained shall constitute PMD or its agents, officers or employees as agents, officers, or employees of PM Group [PLA] in connection with the sale of the Contracts.

20.  Notices.  Notices of any kind to be given to PMD by PM Group [PLA] or the
     -------
     Separate Accounts shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to PMD at 700 Newport Center Drive, Newport Beach, California 92660, or at such other address or to such individual as shall be specified by PMD. Notices of any kind to be given to PM Group [PLA] or the Separate Accounts shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to them at 700 Newport Center Drive, Newport Beach, California 92660, or at such other address or to such individual as shall be specified by PM Group [PLA].

     If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21.  Governing Law.  This Agreement shall be construed and enforced in
     -------------
     accordance with and governed by the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PM GROUP LIFE INSURANCE COMPANY [PACIFIC LIFE & ANNUITY COMPANY]



Attest:                                    By:
---------------------------------             ---------------------------------
Name:                                         Name:
Title:


                       PACIFIC MUTUAL DISTRIBUTORS, INC.


Attest:                                    By:
---------------------------------             ---------------------------------
Name:                                         Name:
Title:

                                   EXHIBIT A

                      PACIFIC SELECT EXEC SEPARATE ACCOUNT
                               SEPARATE ACCOUNT A

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to be executed by their Officers designated below on this ____ day of ____________, 1998.

PACIFIC MUTUAL DISTRIBUTORS, INC.



Attest:                                      By:
-------------------------------------           --------------------------------
Name:                                           Name:
Title:                                                President


PM GROUP LIFE INSURANCE COMPANY [PACIFIC LIFE & ANNUITY COMPANY]



Attest:                                      By:
-------------------------------------           --------------------------------
Name:                                           Name:
Title:                                                President